Contact:                                                    May 21, 1998
Donald F. Holt
Sr. Vice President
Chief Financial Officer
(717)231-5704


          KEYSTONE FINANCIAL DECLARES QUARTERLY CASH DIVIDEND:
                        ELECTS TWO NEW DIRECTORS

      HARRISBURG, PA, May 21--Keystone Financial, Inc., (NASDAQ, NMS:KSTN), the third largest bank holding company headquartered in Pennsylvania, today declared a regular cash dividend of 28 cents per share, payable July 20, 1998 to shareholders of record July 9, 1998.

      The board of directors met following the annual meeting of shareholders, at which Molly Dickinson Shepard and James I. Scheiner were elected to the board of directors for two and three year terms, respectively.

      Ms. Shepard, is chairman and co-founder of Manchester, Inc., a management consulting and outplacement company located in Bala Cynwyd, and currently serves as a member of the Keystone Bank, N.A., board of directors.

      Mr. Scheiner, is president of Benatec Associates, Inc., an engineering and consulting firm based in Harrisburg. He previously served as a member of the Pennsylvania National Bank board, but now serves as a board member of Financial Trust Company as a result of the planned consolidation of the Harrisburg area offices of Pennsylvania National Bank into Financial Trust Company.

                                 -more-

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     In addition to the two new directors, shareholders reelected five directors for terms expiring in 2001. The directors are Carl L. Campbell, Paul I. Detwiler, Jr., Allan W. Holman, Jr., Ronald C. Unterberger and G. William Ward. Shareholders also ratified the appointment of Ernst & Young, LLP, as independent auditors for 1998.

      Keystone Financial, Inc., with assets of approximately $6.9 billion, has seven member banks - American Trust Bank, N.A., Cumberland, MD; Financial Trust Company, Carlisle, PA; Keystone Bank, N.A., Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA - which together operate nearly 200 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates Martindale Andres & Co., an investment management services provider, Keystone Financial Mortgage Company, MMC&P, a retirement benefit services firm, Keystone Financial Leasing Corporation, and Key Call Phone Banking Center. For more information, visit the company's web site on the Internet at www.keyfin.com

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